Exhibit 99.1

For Immediate Release

XG Sciences, Inc. Announces New Leadership

LANSING, MI, August 31, 2020 – XG Sciences, Inc. (“XGS” or the “Company”), a leading manufacturer of high-quality graphene nano-materials, today announced that it has appointed Mr. Robert M. Blinstrub as Chief Executive Officer and Mr. Andrew J. (AJ) Boechler as Chief Commercial Officer. Dr. Philip Rose, CEO of XG Sciences, Inc. for the past six years, has resigned to pursue other interests, but will continue to serve as an advisor to the company to ensure a smooth and successful transition.

XG Sciences, Inc.’s Chairman, Arnold A. Allemang, said “I am delighted to welcome Bob as our new CEO and AJ as our new CCO. Bob is a proven leader and an experienced CEO who has excelled at leading early-stage companies through periods of transformative growth. We believe AJ’s experience building and scaling global organizations and commercial teams will enable XGS to capitalize on a tremendous market opportunity. Finally, I want to thank Dr. Rose for his tireless service over the past six years.”

“I am honored and energized to assume leadership of XG Sciences,” said Blinstrub. “We have a very talented team at XGS, and I am excited to continue to innovate our products in new and diverse ways to better serve our customers. Both AJ and I feel XGS is extraordinarily well-positioned to address a significant market opportunity in coming years, and we look forward to unlocking growth opportunities and creating value for our shareholders.”

Blinstrub has been an investor in the Company since 2018 and has served as a Member of the Board of Directors since March 2019. Blinstrub was founder, President and CEO of Applied Global Manufacturing, Inc. (“AGM”), a company he started in 2000. Headquartered in Troy, Michigan, AGM was a designer, innovator, and producer of engineered solutions for automobiles, with 9 production facilities around the world, including Austria, China, Costa Rica and Mexico. Under Blinstrub’s 17 years of leadership, AGM doubled its revenue every 18 months on average and had total revenue of approximately $500 million and 2,000 employees when it was acquired by Flex, Ltd. (NASDAQ: FLEX) in April 2017. During his tenure, AGM accumulated supplier awards for world class quality, product design, engineering, innovation, and service. Prior to AGM, Blinstrub led multiple startups and operational turnarounds.

Boechler joins XGS following a successful 30-year career with General Electric Company, where he provided executive leadership in a variety of industries and markets including Plastics, Healthcare, Automotive, Oil and Gas, Power Generation, Consumer Electronics, Automation and Industrial Inspection Technologies. While at GE, Boechler built global organizations and brands, developing solutions in both start-up and established business environments.

XG Sciences Inc. 3101 Grand Oak Drive Lansing, MI 48911	+1 (517) 703-1110 info@xgsciences.com www.xgsciences.com

About XG Sciences™

Headquartered in Lansing, Michigan, XG Sciences Inc. is a leading supplier of graphene nano-platelets and custom nano-materials to global OEMs serving, composites, electronics, energy, and industrial markets. For more information about XG Sciences’ materials and technical support please visit www.xgsciences.com or contact info@xgsciences.com.

Forward Looking Statements

Certain information contained in this letter constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new products, and otherwise implement its business plan. Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For Further Information, Please Contact: XG Sciences, Inc.

Jacqueline M. Lemke, CPA Chief Financial Officer j.lemke@xgsciences.com (517) 999-5459